REPRESENTATIVE SERVICES AGREEMENT

THIS REPRESENTATIVE SERVICES AGREEMENT (the “Agreement”) is dated as of this __ day of February, 2013, between Mr. Tal Yoresh, a resident of Australia (the “Representative”) and ADB International Group, Inc., a New Jersey corporation (the “Company”), with offices located at 1440 West Bitters Road, Suite 1931, San Antonio, TX 782486. The Representative and the Company are sometimes referred to collectively, as the "Parties" and individually, as a "Party."

WHEREAS, the Representative, through his "green technology" company, Cloud Vision PTY, Ltd ("Cloud") has many years of experience in representing Israeli-based technology companies in Australia and New Zealand, specifically with respect to providing marketing and market analysis for Cloud's client companies; and

WHEREAS, the Company has been granted exclusive rights to distribute the products and technologies of Treatec 21 Industries Ltd. ("Treatec") pursuant to an Exclusive Cooperation Agreement ("Treatec Agreement"), to distribute Treatec's technologies and integrated solutions related to Multi-Stage Biological Systems (MSBS) either alone or together with Treatec's Advanced Oxidation Process (AOP) to treat a variety of wastewater ("Treatec Projects"); and

WHEREAS, the Company has plans to enter into agreements with other entities for the rights to distribute water treatment products and services ("Other Water Treatment Products") in the Territory, provided that such Other Treatment Water Products do not compete, directly or indirectly with the Treatec Projects;

WHEREAS, the Company desires to engage Representative to: (i) analyze the market for Treatec's Projects in Australia and New Zealand (the "Territory"); (ii) develop on behalf of the Company a marketing plan for Treatec's Projects in the Territory; (iii) negotiate with national, regional and local governmental agencies and private entities ("Wastewater Clients") for agreements to utilize Treatec's Projects for their respective wastewater treatment projects; and (iv) with the direct assistance of the Company and its professionals, enter into contracts with Wastewater Clients in the Territory for the purpose of generating revenues for the Company and Treatec from the Treatec Projects (collectively, the "Treatec Services") and to provide similar services for the Company's Other Water Treatment Products (collectively, the "Other Services"). The Treatec Services and Other Services are sometimes collectively referred to as the "Services").

NOW THEREFOR, the Parties agree as follows:

1. Services: Representative agrees, within a date not later than _________, 2013 (the "Effective Date") to provide the Company with the Services on an exclusive basis within the Territory for the marketing and sale of the Treatec Projects and the Other Water Treatment Products.

2. Consideration: In consideration for the Services to be provided by Representative, the Company shall: (i) pay the Representative the sum of US$500 per month as a base retainer; (ii) issue Representative ______ restricted shares of the Company's common stock (the "Restricted Shares"), which vest only after Representative continued service to the Company for not less than a period of six (6) months from the Effective Date; and (iii) additional consideration, whether in cash or Restricted Shares, based upon the evaluation by the Company of the Representative's performance after the initial six (6) month term and during each subsequent six (6) month period, if applicable. The Parties agree that the additional consideration shall be negotiated in good faith.

3. Expenses: The Company agrees to reimburse Representative for all reasonable expenses incurred in the fulfillment of his obligations under this Agreement, provided that Representative submit on a monthly basis copies of all invoices of such expense disbursements by Representative, and, further, for any expense that is expected to exceed $____, Representative shall first submit the contemplated expense to the Company for prior written approval, which approval the Company may grant or reject, in its sole discretion.

4. Right of Termination: Either Party may terminate this Agreement and the rights and obligations hereunder upon thirty (30) days prior written notice to the other Party, at the addresses set forth in Section 5 below.

4. Miscellaneous:

(i) Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof;

(ii) Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto;

(iii) Counterparts: This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument; and

(iv) Notices: All notices required or permitted to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email, to the following addresses:

If to the Representative, then to:

Tal Yoresh

__________________

__________________

If to the Company, then to:

ADB International Group, Inc.

1440 West Bitters Road

Suite 1931

San Antonio, TX 782486

With a copy to:

Office of Richard Rubin

40 Wall Street - 28th Floor

New York, NY 10005

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Representative ADB International Group, INC.

By:______________________ By:__________________________

Tal Yoresh Yoseph Zekri, Chief Executive Officer